Exhibit 99.1

Enova International Announces New Board Member

CHICAGO (May 19, 2014) – Enova International, Inc. (NYSE:ENVA), a leading technology and analytics company focused on online lending, announced today that Ellen Carnahan is joining Enova’s Board of Directors after a vote today by the Board to increase the number of Directors.

“Ellen is a seasoned executive and investor who understands both the technology industry as well as financial services,” said David Fisher, CEO of Enova. “Her experience helping guide high growth companies will be invaluable to Enova as we expand our product portfolio and bring our unique technology and analytics capabilities to new markets.”

As Principal of Machrie Enterprises, Ellen serves as senior advisor to venture capital funds and invests in private companies and venture funds. Previously, she spent more than 18 years with William Blair Capital Management, including in her role as Managing Director and Head of Technology Investing.  Ellen has served on the boards of directors for more than a dozen companies and is an active member of Chicago’s corporate and entrepreneurship community. In 2010 she was appointed to the Illinois Governor’s Economic Recovery Commission and was named one of the Tech Week100 Top Technology Leaders in Chicago.

About Enova

Enova is a leading provider of online financial services to the large and growing number of customers who use alternative financial services because of their limited access to more traditional consumer credit. As of March 31, 2015, Enova offered or arranged loans in 34 states in the United States and in five foreign countries. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans in order to offer customers credit when and how they want it. Headquartered in Chicago, Enova had more than 1,100 employees serving its online customers across the globe as of March 31, 2015.

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